INFOCROSSING, INC. AND SUBSIDIARIES

                                   EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY


ETG, Inc., a Delaware corporation.

The following subsidiaries were merged with the parent corporation as of December 31, 2000:

         Infocrossing Services, Inc., a Delaware corporation.

         MICR Corporate Services, Inc., a New York corporation.

         MCC Key Services, Inc., a New Jersey corporation.

         Imperit, Inc., an inactive Delaware corporation.

         COSI.COM, Inc., an inactive Delaware corporation.
































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